Exhibit 23.7

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

Netherland, Sewell & Associates, Inc. hereby consents to the incorporation by reference in this Registration Statement on Form S-3 of Laredo Petroleum, Inc. of our report dated October 12, 2021, pertaining to the estimates of proved reserves and future revenue, as of December 31, 2020, of certain oil and gas properties located in Glasscock County, Texas, included in such report. We further consent to the reference to our firm under the heading “Experts” in such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

March 16, 2022